EXHIBIT 4.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR THE SALE IS MADE IN ACCORDANCE WITH AN EXEMPTION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. CO - 33

WARRANT TO PURCHASE COMMON STOCK

of

INCARA PHARMACEUTICALS CORPORATION

1. Number of Shares Subject to Warrant. FOR VALUE RECEIVED, on and after the Commencement Date (as defined below), and subject to the terms and conditions herein set forth, Holder (as defined below) is entitled to purchase from Incara Pharmaceuticals Corporation, P.O. Box 14287, Research Triangle Park, NC 27709, a Delaware corporation (the “Company”), at any time before 6:00 p.m. North Carolina time on July 11, 2008 (“Termination Date”), at a price per share equal to the Exercise Price (as defined below), the Warrant Stock (as defined below and subject to adjustments as described below) upon exercise of this Warrant pursuant to Section 6 hereof.

2. Definitions. As used in this Warrant, the following terms shall have the definitions ascribed to them below:

a. “Commencement Date” shall mean July 11, 2003.

b. “Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

c. “Exercise Price” shall mean the lower of (i) $0.10, (ii) the per share price paid for the Company’s securities in the Offering, or (iii) the exercise price of any warrant for Common Stock issued in the Offering.

d. “Holder” shall mean W. Ruffin Woody, Jr., P.O. Drawer 381, Roxboro, NC 27573, or his successors and assigns.

e. “Note” shall mean the Convertible Secured Promissory Note issued by the Company to Holder in the amount of Thirty-Five Thousand Dollars ($35,000.00) dated July 11, 2003.

f. “Offering” shall have the meaning set forth in the Note.

g. “Warrant Stock” shall mean the Common Stock purchasable upon exercise of this Warrant or issuable upon conversion of this Warrant. The total number of shares to be issued upon exercise of the Warrant shall be 350,000 shares.

3. Adjustments and Notices. This Warrant shall be subject to adjustment from time to time in accordance with the following provisions:

(a) Subdivision, Stock Dividends or Combinations. In case the Company shall at any time subdivide the outstanding shares of the Common Stock or shall issue a stock dividend with respect to the Common Stock, the Exercise Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and the number of shares of Common Stock issuable shall be proportionately increased, and in case the Company shall at any time combine the outstanding shares of the Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock issuable shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(b) Reclassification, Exchange, Substitution, In-Kind Distribution. Upon any reclassification, exchange, substitution or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities or property other than Common Stock, the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Common Stock if this Warrant had been exercised immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c) Reorganization or Merger. In case of any merger, reverse merger or consolidation of the Company into or with another corporation where the Company is not the surviving corporation, the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition to closing any such reorganization or merger, duly execute and deliver to the Holder hereof a new warrant so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of the Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reorganization or merger by the Holder of the number of shares of Common Stock then purchasable under this Warrant. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this subparagraph (c) shall similarly apply to successive reorganizations and mergers.

(d) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Warrant against impairment. If the Company takes any action affecting the Common Stock other than as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be appropriately adjusted downward.

(e) Notice. Upon any adjustment of the Exercise Price and any increase or decrease in the number of shares of the Common Stock purchasable upon the exercise or conversion of this Warrant, then, and in each such case, the Company, as promptly as practicable thereafter, shall give written notice thereof to the Holder of this Warrant at the address of such Holder as shown on the books of the Company which notice shall state the Exercise Price as adjusted and the increased or decreased number of shares purchasable upon the exercise or conversion of this Warrant, setting forth in reasonable detail the method of calculation of each. The Company further agrees to notify the Holder of this Warrant in writing of a reorganization, merger or sale in accordance with Section 3(c) hereof at least twenty (20) days prior to the effective date thereof.

(f) Fractional Shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

4. No Stockholder Rights. This Warrant, by itself, as distinguished from any shares purchased hereunder, shall not entitle its Holder to any of the rights of a stockholder of the Company.

5. Reservation of Stock; Taxes.

(a) The Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise or conversion of this Warrant. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock issuable upon the exercise or conversion of this Warrant.

(b) The Company covenants that all Common Stock that may be issued upon the exercise of rights represented by this Warrant will, upon exercise, be fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company shall pay any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of the certificates representing shares of Common Stock issued hereunder.

6. Exercise of Warrant. This Warrant may be exercised in whole or in part by the Holder at any time after the Commencement Date by the surrender of this Warrant, together with the Notice of Exercise and Investment Representation Statement in the forms attached hereto as Attachments 1 and 2, respectively, duly completed and executed at the principal office of the Company, specifying the portion of the Warrant to be exercised and accompanied by payment in full of the Exercise Price in cash or by check with respect to the shares of Warrant Stock being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise. If the Warrant shall be exercised for less than the total number of shares of Warrant Stock then issuable upon exercise, promptly after surrender of the Warrant upon such exercise, the Company will execute and deliver a new Warrant, dated the date hereof, evidencing the right of the Holder to the balance of the Warrant Stock purchasable hereunder upon the same terms and conditions set forth herein.

7. Conversion. In lieu of exercising this Warrant or any portion hereof, the Holder hereof shall have the right to convert this Warrant or any portion hereof into Warrant Stock at any time after the Commencement Date by executing and delivering to the Company at its principal office the Investment Representation Statement and Notice of Conversion in the forms attached hereto as Attachments 2 and 3, respectively, specifying the portion of the Warrant to be converted, and accompanied by this Warrant. The number of shares of Warrant Stock to be issued to Holder upon such conversion shall be computed using the following formula:

X = (P)(Y)(A-B)/A

where	X =	the number of shares of Warrant Stock to be issued to the Holder for the portion of the Warrant being converted.

	P =	the portion of the Warrant being converted expressed as a decimal fraction.

	Y =	the total number of shares of Warrant Stock issuable upon exercise of the Warrant in full.

A =	the fair market value of one share of Warrant Stock which shall mean (i) the closing price of shares of the Company’s Common Stock quoted on a market or exchange or quotation system on which such shares are listed or quoted, whichever is applicable, on the trading day immediately preceding the date of delivery of the notice pursuant to this Section 7, or (ii) if (i) is not applicable, the fair market value of one share of Warrant Stock as determined in good faith by the Company’s Board of Directors.

B =	the Exercise Price on the date of conversion.

Any portion of this Warrant that is converted shall be immediately canceled. If the Warrant shall be converted for less than the total number of shares of Warrant Stock then issuable upon conversion, promptly after surrender of the Warrant upon such conversion, the Company will execute and deliver a new Warrant, dated the date hereof, evidencing the right of the Holder to the balance of the Warrant Stock purchasable hereunder upon the same terms and conditions set forth herein.

8. Transfer of Warrant. This Warrant may be transferred or assigned by the Holder hereof in whole or in part, provided that (i) the transferor provides, at the Company’s reasonable request, an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Act and the securities law applicable with respect to any other applicable jurisdiction, and (ii) the Company, in its sole discretion, consents to such assignment or transfer.

9. Exchange of Warrants. Upon the surrender by the Holder of this Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 8 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face of the Warrant so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of a reasonable indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company, at its own expense, will issue, in lieu thereof, a new Warrant of like tenor.

11. Miscellaneous. This Warrant shall be governed by the laws of the State of North Carolina, as such laws are applied to contracts to be entered into and performed entirely in North Carolina. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant. All notices and other communications from the Company to the Holder of this Warrant shall be delivered personally, sent by facsimile with confirmation of receipt or if mailed by registered or certified mail, return receipt requested, postage prepaid, to the address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address to the Company in writing, and if mailed shall be deemed given four (4) business days after deposit in the United States mail.

[Signature Page Follows]

ISSUED: July 11, 2003

INCARA PHARMACEUTICALS CORPORATION

By:
Clayton I. Duncan
President and Chief Executive Officer